Exhibit 99.2

Q2 2004 Estimated Results Conference Call Remarks

Good afternoon and welcome to TenFold’s Conference Call. I am Robert Hughes, TenFold’s Senior Vice President and Chief Accounting Officer. With me today from TenFold is Dr. Nancy Harvey, our President, Chief Executive Officer, and CFO.

This afternoon we issued a press release highlighting aspects of our expected second quarter 2004 results. You can find the press release posted on our web site and other financial sites like Yahoo Finance and MSN.com.

On today’s call, Nancy will review our expected results and then take questions.

As we share information today to help you better understand our business, it is important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act. TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents that we file with the SEC, including, but not limited to, our most recent reports on Form 10-K, 10-Q, and 8-K.

With that introductory business out of the way, let me now turn the call over to Nancy.

Thanks, Rob. And, thanks to all of you for taking the time to join us today on short notice.

While we are still closing our books for the second quarter, in the spirit of getting material information in front of the investor community as quickly as possible, we have today pre-announced estimated financial results for the second quarter and would like to take just a few minutes to call your attention to key aspects of our expected second quarter financial performance. Today’s update is intended only as a snapshot of the most salient elements of our progress that are reflected in the key financial metrics we are announcing. We expect to issue a full earnings release, host a conference call, and answer any questions you may have about our Q2 performance on July 29th. So, today we have prepared brief remarks that I’ll share momentarily, and I’ll answer questions related to them, if there are any.

TenFold is still at the beginning of what we believe will be a very exciting long-term story. We believe it is important to evaluate our progress against the goals and plans we have laid out to become the next major software company. As you will hear over the next few minutes, we are encouraged by what we believe are positive signs that our focused, continuing investments in building awareness and launching marketing and sales are indeed beginning to deliver results and increased sales activity.

For the June quarter, we expect to report total revenue in the range of $10.3 to 10.4 million, compared to $3.6 million in the prior quarter. Our results primarily reflect two factors, our continued prosecution of our long-term positioning and a material non-recurring transaction producing approximately $8 million of revenue and $150,000 of related expenses. By substantially reducing our liabilities, this transaction simplifies an aspect of our balance sheet that has frequently confused and concerned people. Additionally, we believe this assures us of a profitable 2004. However, investors should realize that this is a non-recurring transaction and is not the start of rapid growth that we have predicted for our future.

As we will explain in greater detail when we discuss earnings later this month, three important factors contributed to our overall performance in this recent quarter.

First, and most importantly, let me explain the large transaction. I am pleased to report that TenFold and Cedars-Sinai Medical Center executed a sweeping set of agreements that position us in a healthy, forward looking relationship. As a consequence of these agreements, TenFold recognizes substantial deferred revenues from our prior applications development project, which is now formally complete. Even more importantly, we are pleased to have strengthened our business relationship with Cedars. We expect to continue to provide services to Cedars and their systems services partner Perot Health Systems on a time and materials consulting basis as we have done in small ways in recent prior quarters. Furthermore, as part of these agreements, we granted Cedars expanded EnterpriseTenFold license rights to allow greater deployment within Cedars, and granted Cedars’ PCX subsidiary the right to expand it’s powerful PatientCareExpert system with additional health care related modules, and to resell those applications in the healthcare market. Long-term, TenFold stands to benefit financially if Cedars and Perot successfully commercialize this important healthcare application.

Number two, with respect to our two major ongoing customers, JPMorgan Chase and Vertex, both continue to use TenFold consultants to complete the implementation of TenFold-powered systems, however, as we have disclosed in the past, both are winding down their use of TenFold consultants on their current projects as they achieve self-sufficiency. During the second quarter, consulting services revenue from these two accounts declined materially, in line with our expectations. While this reduces our consulting services revenue, we view the continued progress at JPMorganChase and

Vertex as major milestones for TenFold and we are confident that we will be able to find additional ways to add value to these customers over time as they begin new project initiatives, though we are at the mercy of their internal appetite for change and there are no specific projects in discussion today.

As our staff roll off the project at Chase, we have deployed some internally to build the capabilities we need in marketing, training, support and other areas as we complete our transformation to a technology company ready to absorb growth. Additionally, we have begun to deploy staff into billable projects for new customers as we’ll discuss in a minute. In the UK, we have provided services to Vertex through a subcontractor relationship with our UK partner, youDevise. As the need for consulting staff at Vertex declines, we are simultaneously purchasing proportionately fewer services from youDevise and the overall impact of the decline in services revenue at Vertex is a modest reduction in net income, and the engagement remains profitable for TenFold. At the present time, our expectation is that the decline in total services revenue will moderate somewhat going forward.

Thirdly, with respect to sales, during the second quarter we signed a record number of new customers and have begun to issue press releases announcing some of our new customer relationships. Consistent with our model of using small projects to “come in under the radar” as a way of offering customers a less-risky way to test our value proposition, the bookings related to these new accounts are immaterial. However, these deals are a foot in the door. We expect to build on successes in these accounts to radiate into additional, larger deployments. When we issue our earning release and hold our conference call, we’ll spend some time describing these new customers and this business model as well as the activity in our VAR channel. However, without belaboring further detail, the more customers we sign through our tactical sales campaign, the more customer success points that we have, the closer we move toward the Tipping Point that our marketing is seeking, the closer we move to toward closing larger deals, and the closer we move toward the growth that we predict for our future. The timing of this evolution, that is reaching the Tipping Point, closing larger sales and beginning significant growth is still uncertain. However, it is unquestionable that our tactical sales are picking up momentum and that is what is needed to ultimately drive TenFold through this transition period.

Turning to the expenses side of the picture, during Q2, based on the early signs of traction in sales and marketing, we increased investments in our infrastructure and tipping point activities. The significant revenue due to the set of transactions with Cedars more than covered this increase in expenses. Consequently, we expect to report operating income of $6 to $6.2 million, compared to an operating loss of $313,000 in the prior quarter. We expect to report net income of $6.1 to $6.3, compared to last quarter’s net loss of $206,000.

On the balance sheet, we expect to report approximately $9.1 million in cash, down from $11.3 million at the end of last quarter. Let us be clear. We are keenly focused on cash preservation and ultimately growth in cash flow. We have fought a long, hard battle to get the company on a sound operating basis over the past several years. Our new management team settled numerous lawsuits, completed duties required under the old business model’s customer contracts, negotiated out from under onerous financial liabilities and oversaw several difficult restructurings to get the infrastructure of the company stable and appropriate for the current stage of TenFold’s business cycle. As planned and as we’ve discussed with you before, when we began to see signs of progress that our business model was starting to work, we began making additional investments to prepare TenFold for growth and to proactively push TenFold toward the Tipping Point. We will talk about the investments in marketing, sales, and preparing TenFold to absorb growth in greater detail when we release earning later this month. But it is important to point out that while these investments have a negative short-term impact on profitability and cash flow, we believe they will pay increasing dividends over the quarters to come and are absolutely critical to helping TenFold gain the awareness it needs to make its technology the standard of choice for building enterprise class applications.

In summary, when we delivered EnterpriseTenFold in the fourth quarter of last year, we were confident that we had brought to market what will become the standard for how applications are built in the future. During the first 6 months of 2004, our confidence level has only been rising that we are on the verge of something very special.

Before beginning Q&A, I would like to quickly summarize. We expect to report substantial operating profits and net income as a consequence of large, non-recurring revenues resulting from the confirmation of completion of an earlier project for Cedars-Sinai Medical Center. Against this unusual, although favorable, backdrop, we continued to execute against the strategy we have outlined in detail in prior reporting.

While we will address many factors on the earnings call, we hope investors come away today understanding that (1) we are pursuing a clear strategy to ramp sales and marketing, (2) we are seeing early signs of success with new customer momentum and sales productivity, (3) we are continuing to invest in our Tipping Point strategy and expect it to pay major dividends from a long-term perspective, and (4) we are pleased to have the continued confidence of market leading customers like Cedars-Sinai Medical Center, JPMorgan Chase, Vertex and our other customers.

While we still have a lot of work to do, and there are significant challenges to face, I believe I speak for management team when I say that I am feeling increasingly confident that our business strategy is working and we are on target to achieve our long-term goals.

We look forward to reconvening on the 29th to review our full earnings and performance. If there are questions about this pre-release, I’d be delighted to take them now.

Questions and Answers

Coordinator	Thank you. Our first question comes from David Lee.

D. Lee	Quick question. So this deferred revenue, let me get it straight, when deferred revenue goes up, cash goes up. So what you’re doing is essentially is you’re moving deferred revenue off the balance sheet and put it on the income statement?

N. Harvey	Yes, David.

D. Lee	And you report a cash balance of $9.1 million, down a million or two from previous quarters. Would that increase the cash balance?

N. Harvey	No, David, it does not. We will go through much of the mechanic in greater detail on the earnings call.

D. Lee	Okay.

R. Hughes	Thank you very much for joining us today. We encourage you to join us on July 29th when we do our full earnings release and look forward to your participation and questions at that time. Thank you very much.